Exhibit 16.1

ROSS MILLER
Secretary of State	Document Number
204 North Carson Street, Suite 1	20130652896-22
Carson, City, Nevada 89701-4520	Filed:	10/4/2013
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of Corporation
Zann Corp

2. The articles of incorporation have been amended as follows:(provide article numbers, if available)

Article 1 of the Articles of Incorporation shall read as follows:

1. The name of the Corporation is Philia Holdings Asia, Inc.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: Receiver Judgement by the Court

4: Effective date and time of filing: (optional) Date: 10/4/2013 Time:

5. Signature: (required)

s/s Peter Klamka
Signature of officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote. In addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power or each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.
Nevada Secretary of State Amend Profit-After
This form must be accompanied by appropriate fees.	Revised 8-31-11